AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                           OF NANOMETRICS INCORPORATED

The undersigned certify that:

1. They are the president and the secretary, respectively, of Nanometrics Incorporated, a California corporation.

2. The Articles of Incorporation of the corporation are hereby amended and restated to read as follows:

                                    ARTICLE I

         "The name of this corporation is: "Nanometrics Incorporated."

                                   ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

This corporation is authorized to issue only one class of shares of stock which shall be designated "Common Stock." The total number of shares of Common Stock which this corporation is authorized to issue is 50,000,000 shares.

                                   ARTICLE IV

Pursuant to Section 23O2 of the California Corporations Code, this corporation elects to be governed by all the provisions of the California Corporations Code effective January 1,1977, not otherwise applicable to it.

                                    ARTICLE V

         1. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         2. Indemnification of Corporate Agents. This corporation is authorized to provide for, through bylaw provisions or through agreements with the agents, or both, the indemnification of agents (as defined in Section 317 of the California Corporations Code) of the corporation in excess of that expressly permitted by said Section 317 for said agents to the fullest extent permissible under California law, subject to the limitations set forth in Section 204 of the California Corporations Code in actions brought by or on behalf of this corporation for breach of duty to this corporation or its shareholders.

         3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

3. The foregoing Amended and Restated Articles of Incorporation have been approved by the board of directors.

4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of this corporation is l1,8Ol,199. The total number of shares voting in favor of the amendment equaled or exceeded the vote required was more than 50%. No shares of Junior Common were outstanding. All shares of Series B were previously converted to Common Stock.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.



         Date:       June 7, 2002
              ----------------------



                                           /s/ John D. Heaton
                                           -------------------------------------
                                           John D. Heaton
                                           President and Chief Executive Officer


                                           /s/ Vincent J. Coates
                                           -------------------------------------
                                           Vincent J. Coates
                                           Secretary